Exhibit 99.(a)(14)

CREDIT SUISSE OPPORTUNITY FUNDS

Certificate of Termination

Termination of Credit Suisse Strategic Allocation Fund – Conservative
Credit Suisse Strategic Allocation Fund –Moderate
Credit Suisse Strategic Allocation Fund - Aggressive
as Series of Credit Suisse Opportunity Funds

The undersigned, being all of the members of the Board of Trustees (the “Board”) of Credit Suisse Opportunity Funds (the “Trust”), a Delaware statutory business trust with transferable units of beneficial interests, DO HEREBY CERTIFY that, pursuant to the terms of that certain Plan of Liquidation, Dissolution and Termination, dated as of August 16, 2006, of Credit Suisse Municipal Money Fund (the “Fund”), a series of the Trust, on October 17, 2006, the assets of the Fund were completely liquidated (the “Liquidation”).  As a result of the Liquidation, the Fund no longer has any assets.

Therefore, pursuant to Section 11.2 of the Agreement and Declaration of Trust of the Trust, dated May 31, 1995, as heretofore amended, the Board hereby terminates and abolishes the existence of the Fund as a series of the Trust.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Termination as of this 15th day of November, 2006.

/s/Michael E. Kenneally
Michael E. Kenneally

/s/Enrique R. Arzac
Enrique R. Arzac

/s/Richard H. Francis
Richard H. Francis

/s/Jeffrey E. Garten
Jeffrey E. Garten

/s/Peter F. Krogh
Peter F. Krogh

/s/Steven N. Rappaport
Steven N. Rappaport